Exhibit 5.1

[Letterhead of Charles T. Tuggle, Jr.]

June 29, 2017

First Horizon National Corporation,

165 Madison Avenue,

Memphis, Tennessee 38103.

Ladies and Gentlemen:

I am an Executive Vice President and the General Counsel of First Horizon National Corporation, a Tennessee corporation (the “Company”). In connection with the registration under the Securities Act of 1933 (the “Act”) of 97,865,595 shares of common stock, par value $0.625 per share (the “Common Stock”), of the Company to be issued to holders of shares of common stock of Capital Bank Financial Corp., a Delaware corporation (“Capital Bank Financial”), pursuant to the Agreement and Plan of Merger, dated as of May 3, 2017, by and between the Company, Capital Bank Financial and Firestone Sub, Inc., a Delaware corporation (the “Merger Agreement”), I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that when the registration statement relating to the Common Stock (the “Registration Statement”) has become effective under the Act, and the Common Stock has been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. I have further assumed that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in

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the Joint Proxy Statement/Prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles T. Tuggle, Jr.